Exhibit 99.1
For Additional Information:
Haug Scharnowski, Vice President Corporate Relations
763-535-8333
hscharnowski@navarre.com
CARY DEACON TO SUCCEED ERIC PAULSON
AS CHIEF EXECUTIVE OFFICER AT NAVARRE
Navarre Founder Paulson to Continue as Executive Chairman of the Board of Directors
MINNEAPOLIS, Sept. 14, 2006 – Navarre Corporation (Nasdaq: NAVR), a publisher and distributor of physical and digital home entertainment and multimedia products, announced today that Cary Deacon, currently Navarre’s president and chief operating officer, will succeed Eric H. Paulson as the company’s chief executive officer effective January 1, 2007. Paulson, founder of the Company, has served as its chairman and chief executive officer since 1983, and will continue with the Company in the role of Executive Chairman of the Board of Directors.
“This is the next step in a carefully planned leadership transition process at Navarre,” said Paulson. “We have been working for several years with the Board of Directors to prepare for this, and have built an executive team that can take Navarre to the next level. Cary has proven himself to be the right person to lead the next phase of Navarre’s growth.”
Deacon, 54, was named president and chief operating officer at Navarre in August 2005. He joined the company in September 2002 and has held a variety of positions, including corporate relations officer, chief operating officer publishing, and president and chief operating officer. His career spans 30 years in senior management positions in multi-billion dollar retail organizations both domestically and internationally. He successfully served at SVP, EVP and COO levels with the Hudson’s Bay Company, Montgomery Ward, Saffer Advertising, Macy’s and ShopNBC. Deacon brings excellent public company executive management expertise. His public company experience includes COO, CEO, and Director level positions, serving at well-known branded companies such as Raindance Communications Inc., SkyMall, Inc., and ValueVision International, Inc. (ShopNBC).
“Navarre’s success is a testament to Eric’s vision, leadership and determination, Navarre has time and again adapted to sweeping changes in the market for home entertainment and multimedia products,” said Deacon. “The Company is well positioned to advance its transformation into a leading home entertainment publishing, licensing and distribution company while further leveraging its unique physical and digital distribution capabilities and strong customer and supplier relationships. I’m energized by the opportunity to lead Navarre and pleased to have Eric close at hand for the transition.

About Navarre Corporation
Navarre Corporation (Nasdaq: NAVR) is a publisher and distributor of physical and digital home entertainment and multimedia products, including PC software, CD audio, DVD video, video games and accessories. Since its founding in 1983, the Company has established distribution relationships with customers across a wide spectrum of retail channels, which includes mass merchants, discount, wholesale club, office and music superstores, military and e-tailers nationwide. The Company currently provides its products to more than 19,000 retail and distribution center locations throughout the United States and Canada. Navarre has expanded its business to include the licensing and publishing of home entertainment and multimedia content, primarily through the acquisitions of Encore, BCI and FUNimation. For more information, please visit the Company’s web site at http://www.navarre.com.
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